Exhibit 3.1

COLUMBIA BANCORP

CERTIFICATE OF SECRETARY

(AMENDMENT OF 2004 AMENDED, CORRECTED AND RESTATED BY-LAWS)

Sibyl S. Malatras hereby certifies that:

1. She is the duly elected and acting Corporate Secretary of COLUMBIA BANCORP, a Maryland corporation (the “Company”).

2. At a meeting of the Board of Directors duly called and held on July 26, 2005, the Company’s Board of Directors amended Article VIII, Section 8.09 of the Company’s 2004 Amended, Corrected and Restated By-laws to read in its entirety as follows:

RESOLVED, that pursuant to authority granted in Section 3-702(b) of the MGCL and Section 8.10 of the 2004 Amended, Corrected and Restated By-laws (the “Bylaws”) of Holding Company, Section 8.09 of Holding Company’s Bylaws shall be amended and restated in its entirety to read as follows:

“Exemption from Control Share Acquisition Act. Notwithstanding any other provision of the charter or these by-laws, Title 3, Subtitle 7 of the MGCL shall not apply to any acquisition by Fulton Financial Corporation, a Pennsylvania business corporation (“Fulton”), of shares of stock of the Corporation pursuant to any of the following: (i) that certain Agreement and Plan of Merger, dated July 27, 2005, between Fulton and the Corporation, (ii) that certain Warrant Agreement, dated July 27, 2005, between Fulton and the Corporation, and (iii) that certain warrant (the “Warrant”) issued by the Corporation to Fulton on July 27, 2005 to purchase up to an aggregate of 19.9% of shares of the Corporation’s common stock on the date of the Warrant (on a fully-diluted basis, after exercise of the Warrant) at an exercise price of at least the closing bid price of the Corporation’s common stock on Tuesday, July 26, 2005. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any subsequent control share acquisition.”

Executed effective as of July 26, 2005.

COLUMBIA BANCORP

By:	/s/ SIBYL S. MALATRAS
Name:	Sibyl S. Malatras
Title:	Corporate Secretary